Exhibit 99.1

CONTACT:	J.D. McGraw, Vice Chairman
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Presents at Merriman 4th Annual CleanTech Energy Conference

HOUSTON, TX – May 8, 2008 – Nova Biosource Fuels, Inc. (AMEX:NBF), a refiner and marketer of ASTM quality biodiesel, announced that its Vice Chairman, J.D. McGraw, will give a presentation on the Company, followed by a question and answer session, at the Merriman 4th Annual CleanTech Energy Conference being held Tuesday, May 13, 2008 at Le Parker Meridien Hotel in New York City.  Management’s presentation is scheduled for 1:15 p.m. Eastern Time. A live and archived webcast of its conference presentation will be available at the Investor Relations section of the Company’s Web site, www.novabiosource.com.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended January 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.